Exhibit 10.1

RELEASE OF ALL CLAIMS

This Release of All Claims (“Agreement”) is made by and between Waddell & Reed Financial, Inc. (“Company”) and Daniel P. Connealy (“Employee”) (collectively the “parties”).

WHEREAS, the parties to this Agreement recognize that Company and/or a Company Affiliate, as defined herein, has employed Employee as its Chief Financial Officer, that Employee has elected to retire under the terms of applicable Company or Company Affiliate policies; that Company and all Company Affiliates and Employee wish to end all employment and other relationships in an amicable and cooperative manner; that Employee agreed to enter into this Agreement in exchange for good and valuable consideration that is in addition to any benefits Employee may otherwise be entitled to receive by operation of law or by Company or Company Affiliate policy or practice; and that Company has agreed to enter into this Agreement in exchange for certain releases; and that the parties desire through this Agreement to resolve any and all claims, demands, or causes of action (“claims”) Employee has, or may have, against Company and any Company Affiliates.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and releases contained in this Agreement, Employee and Company agree to resolve all issues and controversies that exist between them, including any future effects of the alleged acts, omissions, and events, as follows:

1.     The parties desire to resolve all claims Employee has, or may have had, against Company,  Waddell & Reed, Inc., and each of these entities’ parent, subsidiaries, and affiliates, as well as all of these entities’ current or former insurers, directors, officers, fiduciaries, attorneys, employees (in their representative and/or individual capacities), agents, successors, assigns, employee benefit plans, related corporations, and any and all other entities affiliated with or related to them (collectively, the “Company Affiliates”).

2.     In consideration of the release referenced in ¶ 3 of this Agreement, infra, and all other promises made by Employee within this Agreement, Company agrees as follows, subject to the other terms of this Agreement, including but not limited to this Agreement becoming effective as provided below:

(a)                                 Employee’s employment and all associations with Company and Company Affiliates will terminate June 16, 2014 (“Termination Date”).  Employee will have no power or authority to act on behalf of Company or any Company Affiliate following the Termination Date.

(b)                                 Upon approval by the Waddell & Reed Financial, Inc. Compensation Committee, all 85,000 unvested shares of restricted stock awarded to Employee pursuant to provisions of the Waddell & Reed Financial Inc. Restricted Stock Award Agreements Employee entered into with Waddell & Reed Financial, Inc. under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated (“the Plan”), shall be vested and all transfer restrictions on vested restricted stock granted under the Plan shall lapse upon the Effective Date of this Agreement.  Compensation associated with this vesting is not eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(c)                                  Unless specified otherwise in this Agreement, Employee’s ability to receive and/or participate in any Company or Company Affiliate provided compensation plan or benefit ceases as of the Termination Date.

3.                                      In connection with consideration provided by Company under this Agreement, Employee agrees as follows:

(a)                                 The payments and benefits provided by Company under this Agreement are adequate consideration for Employee’s execution of this Agreement and are in excess of anything to which Employee is or may otherwise be entitled under existing policies or practices of Company.

(b)                                 To the maximum extent permitted by law, as of the Effective Date, Employee hereby RELEASES AND FOREVER DISCHARGES Company, the Company Affiliates, and all other parties mentioned in Paragraph 1 of this Agreement (collectively “Released Parties”), from any and all claims, known or unknown, suspected or unsuspected, that Employee now holds or owns or has at any time held or owned against the Released Parties through the date Employee executes this Agreement.  Such claims necessarily include, but are not limited to, any and all contract claims; any and all claims for race, sex, national origin, religious, disability, or age discrimination, harassment, and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, any and all applicable Missouri state civil rights laws (including but not limited to Mo. Rev. Stat. §213.010 et seq., §290.145, §191.665, and §375.1306), any unlawful employment practices, and anti-discrimination and anti-harassment laws, and any and all other statutes, regulations, and/or ordinances that address equal employment opportunity; any and all other statutory claims, including but not limited to claims under the Family Medical Leave Act, the Occupational Safety and Health Act, the Employment Retirement Income Security Act (as amended) (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, the Kansas Wage Payment Act, the Kansas Minimum Wage and Maximum Hours Law, any and all applicable Missouri state wage payment and conditions of employment law (including but not limited to Mo. Rev. Stat. §290.010 et seq.); any and all common law claims; any and all whistleblowing claims; any and all tort claims, including but not limited to any and all claims for tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, retaliation, and/or wrongful discharge in violation of public policy; any and all public policy claims; any and all claims under any federal and/or state Constitution, any and all claims under any federal, state and/or local common law, and any and all claims under any Company and/or Company Affiliate policy or practice, including but not limited to any claims regarding bonus, health, stock incentive, retirement, and/or benefit plans of Company and/or any Company Affiliate.

(c)                                  The foregoing Release does not include any claims that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies; provided, however, that Employee is releasing and waiving the right to any monetary recovery should any government agency pursue any claims on Employee’s behalf.

(d)                                 In exchange for and in consideration of the promises of Company contained in the Agreement, Employee agrees not to initiate any legal, administrative, or other proceeding relating to any of the matters released herein, to the fullest extent permitted by law.

(e)                                  Nothing in the foregoing is intended to limit or restrict Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or Employee’s right to enforce the Agreement.

(f)                                   Prior to the Termination Date, Employee agrees to assist in the transition of duties and knowledge Employee has in connection with his position as Chief Financial Officer, as requested and defined by Company.  Employee further agrees, following the Termination Date, to take no action to interfere with Company’s operation of business or management of personnel.

(g)                                  Upon reasonable request by the Company, Employee will participate in the investigation, prosecution, or defense of any matter involving Company, any matter involving any of the Company Affiliates, or any other matter that arose or will arise during Employee’s employment, provided Company shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.

(h)                                 Employee acknowledges that the Company’s relationships with its employees, contractors and business associates are among the Company’s most important assets.  Employee agrees that for a period of one (1) year after the termination of his employment with Company, Employee will not, as examined from an objective viewpoint, directly or indirectly, individually or in any capacity whatsoever, (i) participate in the solicitation, recruitment, hiring, or contracting as an employee or engaging as an independent contractor any employee, contractor, sales assistant or agent of Company and/or any Company Affiliate, or (ii) induce or attempt to induce any such persons to terminate, or in any way interfere with, the contractual or other relationship between Company and/or any Company Affiliate and any such persons.

(i)                                     Employee expressly agrees that, except for benefits accrued by Employee under the Waddell & Reed Financial, Inc. Retirement Income Plan, distribution of savings under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or as otherwise provided in this Agreement, no additional payments or other consideration are appropriate or due to Employee for any reason, and that Employee has received all compensation and leave due and owing to Employee relating to any employment or other relationship with Company and/or any Company Affiliate, or any express or implied contract, including without limitation, all wages, commissions, bonuses, incentive pay, retention bonus, sick pay and vacation pay, and any form of leave from Company and/or any Company Affiliate.

(j)                                    Employee received this Agreement on June 9, 2014.  Employee is hereby advised and acknowledges that Employee has twenty-one (21) calendar days to consider this Agreement and sign it, although Employee may sign and return it sooner if Employee so chooses. However, in no event may Employee sign the Agreement before June 17, 2014 or after June 30, 2014.  Any signature before June 17, 2014 or after June 30, 2014 shall be deemed ineffective and not a valid execution of this Agreement. Employee may return the signed Agreement to Brent Bloss, Chief Financial Officer, at 6300 Lamar Avenue, Overland Park, Kansas 66207.  Company hereby advises Employee that Employee may revoke the Agreement by delivering a written notice of revocation via certified mail to Brent Bloss, at the address referenced within this Paragraph within seven (7) calendar days after Employee signs the Agreement.  Where no revocation is made, the Agreement will become effective and enforceable on the 8th calendar day following the date Employee signs the Agreement (the “Effective Date”).

(k)                                 Company advised/hereby advises Employee to consult with an attorney before executing this Agreement, particularly regarding the RELEASE AND WAIVER OF CLAIMS in Paragraph 3(b).

(l)                                     Employee acknowledges that as a result of Employee’s employment relationship with Company, Employee acquired confidential information of a special and unique nature and value relating to Company matters.  Except with the express written consent of the Company, Employee will not remove from Company or directly or indirectly communicate, divulge, or use, whether for Employee’s benefit or for the benefit of any third party, any confidential and/or proprietary information concerning the Company business and/or the Company Affiliates’ business, including but not limited to any and all proprietary information, information regarding the nature of Company and Company Affiliates’ proprietary accounting information, information regarding the nature of Company and Company Affiliates’ accounting systems, accounting practices and location of proprietary electronic data, strategic plans of Company and any Company Affiliate, passwords, passcodes or similar mechanisms for gaining access to any computer, computer system, computer network, computer data, or any other electronic data storage device or any data contained therein, information regarding Company or Company Affiliates’ personnel matters, information related to any internal investigation or auditing process, client lists, client account and contact information, proprietary products, proprietary commission information, proprietary supervisory information, Company or Company Affiliates’ research, agreements, systems, procedures, manuals, operations, services, materials, policies, and the manner in which they are developed, marketed, and/or provided, Company legal matters, attorney-client privileged information, attorney work product-privileged information, and any and all such other information regarded as trade secrets and/or confidential and/or proprietary information by Company, by Company Affiliates, and/or under any applicable law, regulation, rule, and/or ethical guideline (“Confidential Information”). Employee understands that Confidential Information includes, but is not limited to, trade secrets and information relating thereto.

(m)                             Employee agrees, within ten (10) days of the Termination Date, to return all Company or Company Affiliate property, including but not limited to any Confidential Information, as defined in this Agreement, Company issued credit card, access devices, office equipment, training and supervisory manuals, documents, records, notebooks, computers, projectors, scanners, computer disks, mobile devices, tapes, and similar repositories of or documents containing any Confidential Information, including all existing copies, abstracts, and summaries thereof.

(n)                                 To the extent Employee has not already done so, Employee agrees within thirty (30) days of the Termination Date, to submit any and all expense reimbursement requests, including supporting documentation.  Employee shall be reimbursed for any reasonable, legitimate outstanding business expenses in accordance with Company and/or Company Affiliates’ policies.  Employee acknowledges and agrees that expenses not timely and properly submitted in accordance with this paragraph 3(n) shall not be subject to reimbursement by Company.

(o)                                 Employee represents and warrants there are no existing or outstanding attorneys’ liens or other liens that are not extinguished or satisfied by the execution of this Agreement.

Employee agrees to indemnify and hold harmless Company and/or any Company Affiliates, for any liability in connection with such liens.

(p)                                 Employee agrees that following the Termination Date, unless explicitly referenced in this Agreement, he will no longer be authorized to access any of Company or Company Affiliates’ systems or subscription services, Company or Company Affiliates’ computers, systems, applications, servers, workstations, operating systems, databases, accounting systems, network infrastructure, software, programs, and any documentation, data or property contained within or in connection with any network infrastructure or systems listed herein. Employee agrees that any unauthorized attempt to access or any actual access of the network infrastructure, systems or data described herein following the termination of employment would be damaging to Company and/or Company Affiliates.

(q)                                 As of the date Employee signed this Agreement, Employee (1) has not suffered a work-related injury not properly disclosed to Company; (2) has not exercised any actual or apparent authority by or on behalf of Company and/or any Company Affiliates that Employee has not specifically disclosed to Company; (3) has not entered into any agreements, whether written or otherwise, with any of Company or Company Affiliates’ employees (current and former) and/or third parties that could legally bind Company and/or any Company Affiliate that Employee has not specifically disclosed to Company; (4) is not aware of any wrongdoing by any Company or Company Affiliates’ personnel that has not already been reported to Company or Company Affiliates’ management; and (5) has not engaged in any conduct that could be deemed counter to the Waddell & Reed Financial, Inc. Corporate Code of Business Conduct and Ethics for Directors and Employees.

(r)                                    Employee agrees not to participate voluntarily in or aid in or encourage any person or entity in connection with any lawsuit or other adversarial proceeding against Company or any Company Affiliate.

(s)                                   Employee agrees not in any way to disparage Company, Company Affiliates (as defined herein and specifically including Company and Company Affiliate employees and agents in their representative and individual capacities), or any Released Parties, and agrees not to make or solicit any comments, statements, or the like to the media or to others, including claims against the entities, their agents, or representatives that may be considered derogatory or detrimental to the good name or business reputation of the above-mentioned parties.

(t)                                    In addition to any other remedies or relief that may be available, Employee agrees to pay any attorneys’ fees and damages Released Parties may incur as a result of any misrepresentation made by Employee in this Agreement.

4.             The parties further agree as follows:

(a)                                 Unless specified herein, this Agreement is the entire agreement between Employee and Company with respect to the matters contemplated hereby.  No modification or waiver of any provision of this Agreement will be valid unless in writing and signed by Employee and Company.  Further, in entering into this Agreement, they did not rely on any promise or agreement not included in this Agreement.

(b)                                 This Agreement is severable. If any provision of this Agreement is declared unenforceable, void, invalid, or voidable, then the parties intend that the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired, and the remaining provisions of this Agreement shall remain valid and enforceable as written, to the fullest extent permitted by law.

(c)                                  This Agreement shall be construed in accordance with the laws of the State of Kansas, regardless of any conflict of laws provision.  Further, any action to interpret or enforce this Agreement shall be brought in the federal or state courts situated in Kansas, regardless of the state of residence of any party to such action.

(d)                                 In the event either party to this Agreement breaches its obligations under the Agreement the injured party may pursue all legal remedies available to it as a result of the breach, including, but not limited to, an action in a competent court for actual damages for the injury caused by the breaching party, as well as reasonable attorneys’ fees and costs. The parties agree that Company and/or any Company Affiliate shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, in addition to any other remedy to which Company and/or Company Affiliate might be entitled.  Company and/or Company Affiliates’ remedies for breach as referenced herein shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies.

(e)                                  The parties expressly agree and understand that neither the existence of this Agreement nor anything contained in this Agreement shall constitute an admission of any liability on the part of Company or any Company Affiliate.  Any and all such liability is expressly denied. Neither the existence of this Agreement nor anything contained in this Agreement shall be construed as rendering Employee a “prevailing party” for purposes of awarding attorneys’ fees or costs under any applicable local, state or federal law.

(f)                                   The Company makes no representations regarding the taxation of the payments and benefits provided under this Agreement (and the manner in which such payments and benefits are reported to Employee or an appropriate taxing jurisdiction by the Company is not intended to be such a representation) and in no event shall the Company or any Company Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of the payments and benefits provided under this Agreement (including taxes, penalties, interest or other expenses resulting from non-compliance with Section 409A of the Internal Revenue Code or excise taxes imposed by Section 4999 of the Internal Revenue Code).

(g)                                  Company’s failure to exercise any of its rights under this Agreement with regard to a breach of this Agreement shall not be construed as a waiver of such breach, nor shall it prevent Company from later enforcing strict compliance with any and all promises in this Agreement.

(h)                                 This Agreement will be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will be binding on and inure to the benefit of Company, Company Affiliates, and those entities’ successors and assigns.

(i)                                     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Any party to this Agreement may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

For Employee:

BY SIGNING BELOW, I SPECIFICALLY AGREE THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND EACH AND EVERY PROVISION OF THIS AGREEMENT, THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY ABOUT THIS AGREEMENT, AND THAT I AM VOLUNTARILY, FREELY, AND KNOWINGLY EXECUTING IT.

Date:	June 17, 2014	/s/ Daniel P. Connealy
Daniel P. Connealy

For Company:

Date:	June 17, 2014	/s/ Brent K. Bloss
Waddell & Reed Financial, Inc.